EXHIBIT 21.1

METALS USA HOLDINGS CORP. SUBSIDIARIES
Entity Name	Juris of Org
Flag Intermediate Holdings Corporation	Delaware
FLAG INTERMEDIATE HOLDINGS CORPORATION SUBSIDIARIES
Entity Name	Juris of Org
Metals USA, Inc.	Delaware
METALS USA, INC. SUBSIDIARIES
Entity Name	Juris of Org

Allmet GP, Inc.	Delaware

Allmet LP, Inc.	Delaware

Continental Real Estate Development, Inc.	Illinois

Interstate Steel Supply Co. of Maryland, Inc.	Maryland

Intsel GP, Inc.	Delaware

Intsel LP, Inc.	Delaware

i-Solutions Direct, Inc.	Delaware

J. Rubin & Co.	Illinois

Jeffreys Real Estate Corporation	Delaware

Jeffreys Steel Holdings, L.L.C.	Alabama

Levinson Steel GP, Inc.	Delaware

Levinson Steel LP, Inc.	Delaware

Metals Receivable Corporation	Delaware

Metals USA Building Products, L.P.	Texas

Metals USA Building Products, Canada Inc.	Ontario

Metals USA International Holdings, Inc.	Delaware

Metals USA Carbon Flat Rolled, Inc.	Ohio

Metals USA Contract Manufacturing, Inc.	Delaware

Metals USA Finance Corp.	Delaware

Metals USA Flat Rolled Central, Inc.	Missouri

Metals USA Management Co., L.P.	Delaware

Metals USA Plate Processing LLC	Delaware

Metals USA Plates and Shapes, Northeast, L.P.	Delaware

Metals USA Plates and Shapes Southcentral, Inc.	Oklahoma

Metals USA Plates and Shapes Southeast, Inc.	Alabama

Metals USA Plates and Shapes Southwest, Limited Partnership	Connecticut

Metals USA Realty Company	Delaware

Metals USA Specialty Metals Northcentral, Inc.	Delaware

MUSA Newark, L.L.C.	Delaware

MUSA GP, Inc.	Delaware

MUSA LP, Inc.	Delaware

Ohio River Metal Services, Inc.	Kentucky

Queensboro, L.L.C.	North Carolina

Wilkof-Morris Steel Corporation	Ohio